Delaware	Page 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF STATUTORY TRUST REGISTRATION OF “HARBOR FUNDS II”, FILED IN THIS OFFICE ON THE TWENTY-SECOND DAY OF SEPTEMBER, A.D. 2022, AT 5:50 O’CLOCK P.M.

7044573 8100 SR# 20223598518	Jeffrey W. Bullock, Secretary of State Authentication: 204461828 Date: 09-22-22

You may verify this certificate online at corp.delaware.gov/authver.shtml

CERTIFICATE OF TRUST OF

Harbor Funds II

This Certificate of Trust of Harbor Funds II, a statutory trust (the “Trust”), executed by the undersigned trustee, and filed under and in accordance with the provisions of the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.) (the “Act”), sets forth the following:

FIRST: The name of the statutory trust formed hereby is Harbor Funds II.

SECOND: The address of the registered office of the Trust in the State of Delaware is 1209 Orange Street, Wilmington, DE 19801, New Castle County. The name of the Trust’s registered agent at such address is The Corporation Trust Company.

THIRD: The Trust formed hereby is, or will become prior to or within 180 days following the first issuance of beneficial interests, an investment company registered under the Investment Company Act of 1940, as amended (15 U.S.C. §§ 80a-1 et seq.).

FOURTH: Pursuant to Section 3804 of the Act, the debts, liabilities, obligations, costs, charges, reserves and expenses incurred, contracted for or otherwise existing with respect to a particular series, whether such series is now authorized and existing pursuant to the governing instrument of the Trust or is hereafter authorized and existing pursuant to said governing instrument, shall be enforceable against the assets associated with such series only and not against the assets of the Trust generally or any other series thereof, and, except as otherwise provided in the governing instrument of the Trust, none of the debts, liabilities, obligations, costs, charges, reserves and expenses incurred, contracted for or otherwise existing with respect to the Trust generally or any other series thereof shall be enforceable against the assets of such series.

FIFTH: The Trust is formed effective as of September 21, 2022.

IN WITNESS WHEREOF, the undersigned, being the sole trustee of the Trust, has duly executed this Certificate of Trust as of the 21st day of September, 2022.

Name: Charles F. McCain
Title: Trustee

State of Delaware Secretary of State Division of Corporations Delivered 05:50 PM 09/22/2022 FILED 05:50 PM 09/22/2022 SR 20223598518 - File Number 7044573